UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/29/2008

Tesco Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28778

Alberta	76-0419312
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3993 West Sam Houston Parkway North
Suite 100
Houston, TX 77043-1211
(Address of principal executive offices, including zip code)

713-359-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 29, 2008, Julio M. Quintana, President and Chief Executive Officer ("Executive") executed a new employment agreement (the "Agreement") with Tesco Corporation (the "Company"). The Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the applicable rules, notices and regulations thereunder. Pursuant to the transitional rules under Code Section 409A, the Agreement will become effective midnight December 31, 2008, and until then, it is intended that his current contract will be operated in good faith compliance with Code Section 409A. Once effective, the Agreement will supersede Executive's prior agreement with the Company.

The Agreement provides for a base annual salary of US $450,000 and specifies that Executive shall be eligible for such short term incentive plan ("STIP") and long term incentive plan ("LTIP") as established by the Company from time to time. The Company may terminate Executive's employment on Executive's death or disability, and at any time with or without "Cause" (as defined in the Agreement). Executive may terminate his employment on 30 days' notice with or without "Good Reason" (as defined in the Agreement).

In the event Executive's employment is terminated by reason of death, disability or retirement, Executive shall receive his salary and payment for unused vacation through the date of termination. Any payments due under a prior-year STIP shall be paid at the same time as payments are made to other STIP participants. Executive's performance under the current year STIP shall be prorated and payable at the same time as payments are made to other STIP participants. LTIP awards shall continue to be governed by the controlling plan documents.

In the event Executive's employment is terminated by the Company for Cause, or by Executive without Good Reason, Executive shall receive his salary and payment for unused vacation through the date of termination. Any payments due under a prior-year STIP shall be paid at the same time as payments are made to other STIP participants. Executive shall receive no payment under the current year STIP. LTIP awards shall continue to be governed by the controlling plan documents.

In the event Executive's employment is terminated by the Company without Cause, or by Executive for Good Reason, Executive shall receive a lump-sum payment equal to two times his base salary. Any payments due under a prior-year STIP shall be paid at the same time as payments are made to other STIP participants. Executive's performance under the current year STIP shall be deemed to meet target goals, and calculated on the basis of a 12-month participation in the plan, and payable at the same time as payments are made to other STIP participants. LTIP awards shall continue to be governed by the controlling plan documents.

Notwithstanding the foregoing termination provisions, in the event of a "Change of Control" (as defined in the Agreement), Executive shall receive a payment equal to three times his base annual salary and maximum STIP bonus. Any payments due under a prior-year STIP shall be paid at the same time as payments are made to other STIP participants. For compliance with Code Section 409A, the specific timing and calculation of the payments made on a Change of Control may vary depending on whether the Change of Control meets the definition of a change of control under Code Section 409A. Executive shall also receive a payment equal to the cost of 18 months of health care coverage through the Company's COBRA plan. In the event of a Change of Control, Executive's LTIP awards shall become immediately vested and exercisable. Executive shall be required to execute a release of claims satisfactory to the Company in order for Executive to receive any of the aforementioned severance benefits.

The Agreement contains customary provisions intended to comply with Code section 409A, dealing with deferred compensation. In the event any payment under the Agreement triggers an excise tax under Section 4999 of the U.S. Tax Code, the Company shall make a payment to Executive in an amount such that, after all taxes and associated interests and penalties, Executive shall receive a net amount equal to the amount he would have received in the absence of such taxes, interest and penalties.

Executive broadly assigns all intellectual property rights he might have or come to have in connection with his employment to the Company. Executive agrees not to compete with the Company in the United States or Canada, or solicit the Company's employees and customers for a period of one year following termination of his employment with the Company. Executive agrees to maintain the confidentiality of the Company's proprietary and confidential information.

The Agreement may be assigned by the Company, but cannot be assigned by Executive. An assignment of this Agreement by the Company shall not relieve the Company of any liability or obligation under the Agreement except any such assignment in connection with or as a result of a Change of Control (including, but not limited to, by operation of law). Disputes under the Agreement are subject to arbitration under the rules of the American Arbitration Association. The Agreement is governed by Texas law. In the event Executive must take legal action to enforce any provisions after termination in connection with a Change of Control, the Company will reimburse Executive up to $50,000 in expenses.

This description is summary in nature, and is qualified in its entirety by the text of the Agreement attached to this Current Report on Form 8-K and incorporated herein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tesco Corporation

Date: August 29, 2008	By:	/s/ James A. Lank
James A. Lank
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement of Julio Quintana